Exhibit 8.1

SULLIVAN & CROMWELL LLP

125 BROAD STREET

NEW YORK, NEW YORK 10004

April 2, 2018

Vornado Realty Trust,
888 Seventh Avenue,
New York, New York 10019.

Dear Sirs:

We have acted as your counsel in connection with the filing of the Registration Statement on Form S-3, filed on or about April 2, 2018 (the “Registration Statement”), of Vornado Realty Trust (“Vornado”) and Vornado Realty L.P.

In rendering this opinion, we have reviewed such documents as we have considered necessary or appropriate.  In addition, in rendering this opinion, we have relied (i) without independent investigation, as to certain factual matters upon the statements and representations contained in a certificate provided to us by Vornado, dated

April 2, 2018 (the “Vornado Certificate”), (ii) without independent investigation, as to certain factual matters upon the statements and representations contained in certificates provided to us by each of Two Penn Plaza REIT, Inc., Alexander’s, Inc. (“Alexander’s”), SO Hudson Westside I Corp., VCP One Park Parallel REIT LLC, VNO Capital Partners REIT LLC, Vornado Capital Partners Parallel REIT LLC, 280 Park REIT LLC, CPTS Parallel Owner LLC, CPTS Domestic Owner LLC, 11 East 68th REIT LLC, 11 East 68th Parallel REIT LLC, Lincoln Road REIT LLC, Lincoln Road Parallel REIT LLC, 501 Broadway REIT LLC, 501 Broadway Parallel REIT LLC, CP Culver City REIT LLC, CP Culver City Parallel REIT LLC, Going Away LLC, 6M REIT LLC, Shenandoah Parent LLC, Skyline Parent LLC, and 7 West 34th Street Sub LLC (each, a “REIT Subsidiary”), each dated April 2, 2018 (each such certificate, a “REIT Subsidiary Certificate”), (iii) without independent investigation, as to certain factual matters upon the statements and representations contained in certificates provided to us by and from Americold Realty Trust, dated March 28, 2008 (collectively with the Vornado Certificate and the REIT Subsidiary Certificates, the “Certificates”), (iv) without independent investigation, upon the opinion of Shearman & Sterling LLP, dated April 2, 2018, concerning the qualification of Alexander’s as a real estate investment trust (a “REIT”) for federal income tax purposes for each taxable year commencing with its taxable year ending December 31, 1995 (the “Shearman & Sterling Opinion”), and (v) without independent investigation, upon the opinion of Paul Hastings LLP, dated October 23, 2013, concerning the qualification of Lexington Realty Trust as a REIT for federal income tax purposes for each taxable year commencing with its taxable year ended December 31, 1993 and ending with its taxable year ended December 31, 2012 (the “Paul Hastings Opinion”).

In rendering this opinion, we have also assumed, with your approval, that (i) the statements and representations made in the Certificates are true and correct, (ii) the Certificates have been executed by appropriate and authorized officers of Vornado, the REIT Subsidiaries, and Americold Realty Trust, (iii) the assumptions and conditions underlying the Shearman & Sterling Opinion are true and correct, and (iv) the assumptions and conditions underlying the Paul Hastings Opinion are true and correct.

Based on the foregoing and in reliance thereon and subject thereto and on an analysis of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, we hereby confirm our opinion that, commencing with Vornado’s taxable year ending December 31, 1993, Vornado has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for subsequent taxable years.  This opinion represents our legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.

Vornado’s qualification as a REIT will depend upon (i) the continuing satisfaction by Vornado and, given Vornado’s current ownership interests in the REIT Subsidiaries, by each REIT Subsidiary, and (ii) the satisfaction by Lexington Realty Trust of the requirements of the Code relating to qualification for REIT status for relevant periods, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping.  We have not monitored and do not undertake to monitor whether any of Vornado, the REIT Subsidiaries, Americold Realty Trust or Lexington Realty Trust actually has satisfied or will satisfy the various REIT qualification tests.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Federal Income Tax Considerations” in the Prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP